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                                                                     EXHIBIT (1)

                              PURCHASE AGREEMENT
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          Pacific Funds (the "Trust"), a Delaware business trust, on behalf of each of its series, and Pacific Asset Management LLC, a wholly owned subsidiary of Pacific Life Insurance Company (the "Purchaser") hereby agree as follows:

          1. The Trust hereby offers the Purchaser and the Purchaser hereby purchases: (i) 250 shares of each of the Class A Shares, Class B Shares and Class C Shares of the following series of the Trust (without par value) for consideration of $10.00 per share: PF AIM Blue Chip Fund; PF AIM Aggressive Growth Fund; PF INVESCO Health Sciences Fund; PF INVESCO Technology Fund; PF Janus Strategic Value Fund; PF Janus Growth LT Fund; PF Lazard International Value Fund; PF MFS Mid-Cap Growth Fund; PF MFS Global Growth Fund; PF PIMCO Managed Bond Fund; and PF Salomon Brothers Large-Cap Value Fund; and (ii) 12,500 Class A Shares and 2,500 of each of Class B Shares and Class C Shares (without par value) of the PF Pacific Life Money Market Fund for consideration of $1.00 per share (collectively, the "Shares").

          2. The Purchaser hereby acknowledges receipt of a purchase confirmation reflecting the purchase of the Shares, and the Trust hereby acknowledges receipt from the Purchaser of funds in the amount of $100,000 in full payment for the Shares.

          3. The Purchaser represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

          4. This Agreement has been executed on behalf of the Trust by the undersigned officer of the Trust in his or her capacity as an officer of the Trust. The obligations of this Agreement shall be binding only upon the assets and property of the respective series of
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the Trust and shall not be binding upon any individual Trustee, officer, shareholder of any series of the Trust, or the Trust.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 20th day of June, 2001.


                         PACIFIC FUNDS


                         By: /s/ Brian D. Klemens
                             --------------------
                         Vice President and Treasurer



                         PACIFIC ASSET MANAGEMENT LLC



                         By: /s/ Edward R. Byrd
                             ________________________
                             Vice President